EXHIBIT 99.1

Tempur-Pedic Announces Redemption of Its 10 1/4 Senior Subordinated Notes

LEXINGTON, Ky., Nov. 27 /PRNewswire-FirstCall/ — Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced it has elected to redeem all of its outstanding 10 1/4% Senior Subordinated Notes due 2010. The $97.5 million aggregate principal amount of outstanding notes will be redeemed in full on or about December 29, 2006, at an approximate redemption price of 108% of the principal amount plus accrued interest.

“We are pleased to announce the early redemption of our senior subordinated debt. As a result of this transaction, we anticipate significant interest savings. In addition, this transaction will eliminate the subordinated debt’s restrictive provisions, which have been a limiting factor on corporate initiatives, including share repurchases,” stated H. Thomas Bryant, President and CEO.

The redemption of the notes is expected to be financed primarily with borrowings under the Company’s U.S. revolving credit facility. The Company has received a commitment letter with its senior lender group to expand its U.S. revolver by $70 million. Based on current interest rates under the revolving credit facility, interest savings are estimated to be in excess of $2 million annually, net of tax.

In connection with this transaction, the Company anticipates recognizing one-time charges in the fourth quarter of 2006 of approximately $7 million, net of tax. This charge will consist of approximately $5 million for the redemption premium and approximately $2 million for a non-cash write-off of unamortized debt issuance costs. The Company also noted that this one-time charge was not contemplated at the time the Company last updated its guidance for 2006, and the Company expects that this charge would be treated as a pro forma item for purposes of presenting pro forma net income and EPS for the fourth quarter and full year 2006.

Forward-looking Statements

This release contains “forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, statements relating to the proposed redemption and impact of anticipated interest savings, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic and industry conditions and consumer confidence; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to further penetrate the US retail furniture channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to address issues in certain underperforming international markets; the Company’s ability to continuously improve its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s annual report on Form 10-K under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes premium mattresses and pillows made from its proprietary TEMPUR(R) pressure- relieving material. It is the worldwide leader in specialty sleep, the fastest growing segment of the estimated $12 billion global mattress market. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 70 countries under the TEMPUR(R) and Tempur-Pedic(R) brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

SOURCE Tempur-Pedic International Inc.

CONTACT: Investor Relations of Tempur-Pedic International Inc., +1-800-805-3635